SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(A) Of The
Securities Exchange Act Of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

VARSITY GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

[ ]	Fee paid previously with preliminary proxy materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

[VARSITY GROUP LOGO]

VARSITY GROUP INC.
1850 M Street, NW, Suite 1150
WASHINGTON, D.C. 20036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 26, 2003

To our stockholders:

Notice is hereby given that the 2003 annual meeting of stockholders of Varsity Group Inc. (the “Company”) will be held at the Park Hyatt Washington, 24th Street at M Street, N.W., Washington, D.C. 20037, on June 26, 2003, at 10:30 a.m. local time, for the following purposes:

1.	to ratify the selection of PricewaterhouseCoopers LLP, as the Company’s independent auditors for 2003;

2.	to approve an amendment to the Company’s Second Amended and Restated 1998 Stock Option Plan to increase the number of shares that may be issued under the plan from 5.5 million to 7.0 million, and to provide for an automatic share increase provision; and

3.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please refer to the attached proxy statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

Only stockholders of record at the close of business on May 1, 2003 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. A list of such stockholders will be open for examination by any stockholder for any purpose germane to the annual meeting at the annual meeting and during normal business hours, for ten days prior to the annual meeting, at the offices of the Company, 1850 M Street, NW Suite 1150, Washington, D.C. 20036.

By Order of the Board of Directors,

/s/[Jack Benson] [Jack Benson] Secretary

Dated: May 30, 2003

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED.

VARSITY GROUP INC.
1850 M Street, NW, Suite 1150
WASHINGTON, D.C 20036

ANNUAL MEETING OF STOCKHOLDERS
JUNE 26, 2003

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2003 annual meeting of stockholders to be held at the Park Hyatt Washington, 24th Street at M Street, N.W. 20037, Washington, D.C., on June 26, 2003, at 10:30 a.m. local time. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

We are mailing our annual report for the fiscal year ended December 31, 2002, together with this proxy statement and the enclosed proxy, to stockholders entitled to vote at the annual meeting. The annual report does not form any part of the material for the solicitation of proxies.

We will pay the cost of all proxy solicitation. In addition to the solicitation of proxies by use of the mails, our officers and other employees may solicit proxies by personal interview, telephone, email message, facsimile and telegram. If any of these individuals are asked to perform these services, they will not receive compensation and the services will be performed in addition to their regular duties. We have also made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of the shares. We will reimburse any of these entities or people for their reasonable out-of-pocket expenses in forwarding the proxy solicitation materials.

This proxy statement and the enclosed proxy are first being mailed to our stockholders on or about June 3, 2003.

Voting And Revocability Of Proxies

A proxy for use at the annual meeting and a return envelope are enclosed. Any shares of our common stock, par value $0.0001 per share (the “common stock”), which are represented by a properly executed proxy that is received in time and not revoked will be voted at the annual meeting in accordance with the instructions indicated in the proxy. If no instructions are indicated, the shares will be voted “FOR” the ratification of PricewaterhouseCoopers, LLP as the Company’s independent auditors, and “FOR” the approval of the proposed employee option plan amendment. Discretionary authority is provided in the proxy as to any matters not specifically referred to therein. Neither our board nor our managers and officers are aware of any other matters that are likely to be brought before the annual meeting. If any other matters properly come before the annual meeting, however, the persons named in the proxy are fully authorized to vote on the matters in accordance with their judgment and discretion.

A stockholder who has given a proxy may revoke it at any time prior to its exercise at the annual meeting by (1) giving written notice of revocation to our Corporate Secretary, (2) properly submitting to us a duly executed proxy bearing a later date or (3) voting in person at the annual meeting. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to our Corporate Secretary at our principal executive offices as follows: Varsity Group Inc., 1850 M Street, NW Suite 1150, Washington, DC 20036, Attention: Corporate Secretary.

Voting Procedure

All holders of record of our common stock at the close of business on May 1, 2003 will be eligible to vote at the annual meeting. Each common stockholder is entitled to one vote at the annual meeting for each share they hold. As of May 1, 2003 there were 16,500,157 shares of common stock outstanding.

The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business. Votes cast in person or by proxy, abstentions and broker non-votes (as defined below) will be tabulated by the inspectors of election and will be considered in the determination of whether a quorum is present at the annual meeting. The inspectors of election will treat shares represented by executed proxies that abstain as shares that are present and entitled to vote for purposes of determining the approval of such matter. If, with respect to any shares, a broker or other nominee submits a proxy indicating that instructions have not been received from the beneficial owners or the persons entitled to vote and that the broker or other nominee does not have discretionary authority to vote the shares (a “broker non-vote”) on one or more proposals, those shares will not be treated as present and entitled to vote for purposes of determining the approval of any proposal.

Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial stockholder but your shares are held of record by another person, such as a stock brokerage firm or bank, that person must vote the shares of the record holder.

BOARD OF DIRECTORS

Nominees For Election As Director

There are no nominees for election as Director at this meeting.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the members of the Board are to be elected at the annual meeting of the stockholders. Presently, there are seven board seats with two vacancies. No directors are standing for election and two directors with terms expiring in 2003 are not standing for re-election. At the conclusion of the annual meeting, the number of directors that will constitute the entire Board is three.

The Board is divided into three classes, with the shareholders electing approximately one-third of the directors annually. The first class includes Andrew Oleszczuk and James Ulsamer whose terms expire in 2003 and are not standing for re-election. The second class includes Allen Morgan and John Kernan whose terms expire in 2004. The final class includes Eric Kuhn whose term expires in 2005.

Set forth below is information with respect to our current directors:

Name	Age	Position

Terms Expiring in 2003 – Not Standing For Re-election
Andrew J. Oleszczuk (1)..(2)	47	Director
James S. Ulsamer (1)	52	Director

Terms Expiring in 2004
Allen L. Morgan (1)..(2)	50	Director
John T. Kernan	57	Director

Terms Expiring in 2005
Eric J. Kuhn	32	Chief Executive Officer
		Chairman of the Board

(1)	Member of the compensation and stock option committee.
(2)	Member of the audit committee.

Eric J. Kuhn co-founded Varsity Group Inc. and has served as our Chief Executive Officer and Chairman of the Board since our inception. He has also served as our President since June 1999. From August 1997 to April 1998, Mr. Kuhn practiced law at Greenberg Traurig Hoffman Lippoff Rosen and Quentel P.A. in Miami, Florida, and from September 1996 to July 1997, practiced law at Kaye & Scholer L.L.P. in New York, New York. Mr. Kuhn received a B.A. with honors from Haverford College in 1993 and a J.D. with honors from The George Washington University Law School in 1996.

Allen L. Morgan has served as a Director since February 1999. Since January 1999, Mr. Morgan has been a General Partner of the Mayfield Fund, a venture capital fund. From May 1997 to December 1998, Mr. Morgan was a partner in the corporate department of Latham & Watkins in Menlo Park, California. From November 1982 to May 1997, Mr. Morgan was an associate and a partner in the corporate department of Wilson, Sonsini, Goodrich & Rosati P.C. in Palo Alto, California. He received an A.B. from Dartmouth College in 1976, a B.A. and M.A. from Oxford University in 1978 and 1983, respectively, and a J.D. from the University of Virginia in 1981.

John T. Kernan has served as a Director since March 2002. Mr. Kernan has served as Chairman and Chief Executive Officer of Lightspan Inc, a leading provider of curriculum-based educational software and Internet products and services used both in school and at home, since September 1993. Prior to co-founding Lightspan, Mr. Kernan served as Chairman and Chief Executive Officer of Jostens Learning Corporation, an educational software company. Mr. Kernan serves on the Board of Directors of TechNet. Mr. Kernan holds a Bachelor of Science from Loyola College.

Andrew J. Oleszczuk has served as a Director since September 1999. Mr. Oleszczuk is Senior Vice President, Corporate Development at Tribune Company. He previously served as President of Tribune Ventures, a division of Tribune Company. From November 1993 to July 1998, Mr. Oleszczuk served as Vice President of Development at Tribune Company. Mr. Oleszczuk received a B.A. from Northwestern University in 1978 and an M.B.A. from the Wharton Graduate School of Business in 1980.

James S. Ulsamer has served as a Director since July 1998. Mr. Ulsamer has served as President of Baker & Taylor Retail, a division of Baker & Taylor Corporation, a distributor of books, music and videos, since July 1999 and as Executive Vice President of Baker & Taylor since June 1994. From June 1994 to July 1999, he also served as President of Baker & Taylor Books. Mr. Ulsamer earned a B.A. in Economics from Rutgers University in 1972.

Director Compensation

Except for reimbursement for reasonable travel expenses relating to attendance at board meetings and the granting of stock options or restricted stock awards, directors are not compensated for their services as directors. Our directors are eligible to participate in our stock option plan.

On March 11, 2002, we sold 166,667 shares of our common stock at a price of $0.001 per share to Mr. Kernan. These shares were issued with certain restrictions limiting or preventing their sale or transfer. We have deemed that the fair value of the underlying stock for the sale of common stock is in excess of the related sales or exercise price. As a result, we recorded deferred compensation expense of $133,317 in March 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

To the Company’s knowledge, during the 2002 fiscal year all officers and directors filed the necessary ownership statements consistent with the requirements listed in Section 16 of the Securities Exchange Act of 1934.

PROPOSAL NO. 1

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP has served as the Company’s independent auditors since October 1999 and has been appointed by the Audit Committee to continue as the Company’s independent auditors for the fiscal year ending December 31, 2003. Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors is not mandatory; however, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Board will reconsider its selection of auditors.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

OUR BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT TO THE SECOND AMENDED AND RESTATED 1998
STOCK OPTION PLAN

At the Annual Meeting, the Company’s stockholders are being asked to approve an amendment to the Second Amended and Restated 1998 Stock Option Plan, or the 1998 Plan. If approved, the amendment would increase the number of shares of the Company’s common stock available for issuance under the 1998 Plan from 5,500,000 to 7,000,000. The amendment also provides for the addition of an automatic share increase provision to the 1998 Plan whereby the number of shares of common stock available for issuance under the 1998 Plan will be automatically increased on the day after each annual stockholders’ meeting by the lesser of (1) three percent (3%) of the Company’s outstanding common stock on such date, (2) 750,000 shares, or (3) such lesser amount as the Company’s Board of Directors may determine.

Approval of the amendment to the 1998 Plan requires the affirmative vote of a majority of the outstanding shares of common stock represented at and entitled to vote at the meeting.

The following is a summary of principal features of the 1998 Plan, but it does not purport to be a complete description of all provisions of the plan. The form of amendment is attached as Exhibit A. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Company’s Chief Financial Officer at the Company’s principal offices at 1850 M Street, NW, Suite 1150, Washington, DC, 20036.

General Information on Our 1998 Stock Option Plan

The 1998 Plan permits us to grant stock options and stock appreciation rights to employees, consultants, advisors and directors. We believe that encouraging stock ownership enables us to attract, retain and incent employees, consultants, directors and advisors, as well as reward those persons who contribute to our success.

Administration of the Plan

The Compensation and Stock Option Committee of our Board of Directors is responsible for administering the 1998 Plan and taking all action authorized by the 1998 Plan or reasonably necessary to carry out its purposes. Our Board of Directors and our Compensation and Stock Option Committee, have sole authority to select the eligible persons to whom awards are granted, to determine the size and type of award and to determine the terms and conditions of such awards in a manner consistent with the 1998 Plan. Our Board of Directors and the Compensation and Stock Option Committee, are also authorized to interpret the Plan and its decisions, determinations and interpretations are final and binding.

Eligibility to Receive an Award Under the Plan

Under the Plan, our employees, consultants, directors and advisors are eligible to receive awards under the Plan. Substantially all of our full-time employees are eligible to be granted awards.

Shares Reserved for Issuance Under the Plan

The Plan presently permits the issuance of up to 5,500,000 shares of common stock. If approved by the shareholders, the amendment will increase the share limit by 1,500,000 shares to a total of 7,000,000 shares and add an automatic share increase provision to the 1998 Plan whereby the number of shares of common stock available for issuance will be automatically increased on the day after each annual stockholders’ meeting by the lesser of (1) three percent (3%) of the Company’s outstanding common stock on such date, (2) 750,000 shares, or (3) such lesser amount as the Company’s Board of Directors may determine. The annual automatic share increase provision shall be applicable until the earlier of the termination of the 1998 Plan or December 31, 2010. The number of shares available under the Plan is subject to adjustment in the event of a change in corporate capitalization, such as a stock dividend, stock split or merger.

Types of Awards That Can Be Made Under the Plan

The 1998 Plan allows awards to eligible persons of options to purchase common stock and stock appreciation rights. The material terms of these awards are described below.

Stock Options. The options that may be granted under the 1998 Plan may either be incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, or Code, or non-qualified stock options. Incentive stock options granted under the 1998 Plan and non-qualified stock options granted to certain of our executive officers who are “covered employees” under Section 162(m) of the Code must have an exercise price of not less than the fair market value on the date of grant. Incentive stock options will expire no later than 10 years after the date of grant. Incentive stock options granted to an employee who is deemed to be a ten percent shareholder must have an exercise price of at least 110% of fair market value of our common stock on the date of grant and expire no more than 5 years from the date of grant. Options vest as determined by the Board of Directors or the Compensation or the Stock Option Committee.

Stock Appreciation Rights. A “stock appreciation right” is an award in the form of a right to receive, upon surrender of the right, but without other payment, an amount based on appreciation in the value of shares of our common stock over fair market value of our common stock on the date of grant, which is payable in cash, shares or other forms of consideration as are approved by the Board of Directors or the Compensation and Stock Option Committee.

Amendment or Termination of the Plan

Our Board of Directors may amend or terminate the 1998 Plan, except that such amendment or termination may not impair any right of a holder of an outstanding award. Furthermore, without the approval of the Company’s stockholders, no such amendment or modification may (i) materially modify the requirements as to the exercise price of stock options, (ii) increase the number of shares of stock that may be issued under the 1998 Plan, (iii) materially modify the requirements as to eligibility for participation in the 1998 Plan, or (iv) modify the material terms of the 1998 Plan as to “covered employees” within the meaning of Section 162(m) of the Code.

Federal Income Tax Consequences of the Plan

The tax consequences of awards under the Plan depend upon the type of award and, if the award is to an executive officer, whether the award qualifies as performance-based compensation under Section 162(m) of the Code.

Non-Qualified Stock Options. The recipient of non-qualified stock options generally will not be taxed upon the grant of the option. Federal income taxes are generally due from a recipient of non-qualified stock options when the stock options are exercised. The difference between the exercise price of the option and the fair market value of the stock purchased is taxed as ordinary income. Thereafter, the tax basis for the acquired stock is equal to the amount paid for the stock plus the amount of income recognized by the recipient upon exercise. Subject to the application of Section 162(m) of the Code, the Company will take a tax deduction equal to the amount of income realized by the option recipient on the exercise date.

Incentive Stock Options. Federal regular income taxes are generally not imposed upon either the grant or the exercise of incentive stock options; taxes are imposed only when the shares of stock from exercised options are disposed of, by sale or otherwise. The amount by which the fair market value of the stock on the date of exercise exceeds the exercise price is, however, included in determining an optionee’s liability for the alternative minimum tax. If the incentive stock option recipient does not sell or dispose of the stock until more than one year after the receipt of the stock and two years after the option was granted, then, upon sale or disposition of the stock, the difference between the exercise price and the market value of the stock as of the date of exercise will be treated as a capital gain, and not ordinary income. If a recipient fails to hold the stock for the minimum required time, at the time of the sale or disposition of the stock, taxes will be assessed on the gain as ordinary income. The Company will not receive a tax deduction for incentive stock options which are taxed to a recipient as capital gains; however, the Company will, subject to Section 162(m), receive a tax deduction if the sale of the stock does not qualify for capital gains tax treatment.

Stock Appreciation Rights. The payment of Stock Appreciation Rights will normally be treated as ordinary compensation income at the time of payment. Subject to the application of Section 162(m), the Company will take a tax deduction for the amount of the compensation income.

Section 162(m). Section 162(m) of the Code would render non-deductible to the Company certain compensation in excess of $1,000,000 in any year to certain executive officers of the Company unless such excess compensation is “performance-based” (as defined in the Code) or is otherwise exempt from Section 162(m) of the Code. Options and Stock Appreciation Rights granted under the Plan granted by our Compensation and Stock Option Committee are designed to qualify as performance-based compensation.

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE SECOND AMENDED AND RESTATED 1998 STOCK OPTION PLAN.

SECURITY OWNERSHIP

Security ownership of directors, executive officers and principal stockholders

The following table sets forth information regarding beneficial ownership of our common stock as of May 1, 2003, by:

-	each person, or group of affiliated persons, who we know beneficially owns more than five percent in the aggregate of the outstanding shares of our common stock;
-	each of our executive officers named in the Summary Compensation Table;
-	each of our directors; and
--	all directors and executive officers as a group.

Under the rules of the Securities and Exchange Commission, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable under stock options or warrants that are exercisable within 60 days of May 1, 2003. Shares issuable under stock options or warrants are deemed outstanding for computing the percentage of the person holding options but are not outstanding for computing the percentage of any other person. The percentage of beneficial ownership for the following table is based upon 16,500,157 shares of common stock outstanding as of May 1, 2003.

Unless otherwise indicated, the address for each listed stockholder is: c/o Varsity Group Inc., 1850 M Street, N.W. Suite 1150, Washington, D.C. 20036. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting power and investment power with respect to all shares of common stock.

	Shares of
	Common Stock
	Beneficially Owned
Name of Beneficial Owner	Number	Percentage

Allen L. Morgan (1)	2,610,334	15.8%
Eric J. Kuhn (2)	2,517,223	14.6%
Mayfield Fund (3)	2,342,894	14.2%
The Carlyle Group (4)	2,108,070	12.6%
Andrew J. Oleszczuk (5)	1,654,762	10.0%
Tribune Ventures (6)	1,488,095	9.0%
Peter S. Lynch (7)	1,405,000	8.5%
Jack M. Benson (8)	880,542	5.1%
John Kernan (9)	166,667	1.0%
James S. Ulsamer	1,000	-- *
Directors and executive officers as a group (7 persons)	7,830,528	44.0%

* Represents less than 1% of the outstanding shares of common stock.

(1)	Includes 1,992,489 shares held by Mayfield IX, 104,868 shares held by Mayfield Associates Fund IV, 245,537 shares held by the Varsity Book Trust and 267,440 held directly by Mr. Morgan. Except for those shares held by Mr. Morgan, Mr. Morgan disclaims beneficial ownership of all other shares except to the extent of any pecuniary interest therein.

(2)	Includes 692,292 shares subject to options exercisable within 60 days of May 1, 2003. This figure also includes 500,000 shares of restricted stock that were granted in 2000 and 2001 with restrictions lapsing monthly over two years.

(3)	Includes 1,992,489 shares held by Mayfield IX, 104,868 shares held by Mayfield Associates Fund IV and 245,537 shares held by the Varsity Books Trust, a revocable trust. Mayfield IX Management LLC is the general partner of Mayfield IX and Mayfield Associates Fund IV both of which are Delaware limited partnerships. Mr. Morgan, one of our directors, is a nonmanaging member of Mayfield IX Management LLC. He has no management authority with respect to Mayfield IX Management and disclaims beneficial ownership of our shares held directly by Mayfield IX Management, Mayfield IX, and Mayfield Associates Fund IV except to the extent of any pecuniary interest therein. Mayfield Fund, L.P.’s address is 2800 Sand Hill Road, Menlo Park, California 94025.

(4)	The Carlyle Group includes 745,483 shares held by Carlyle Venture Partners, L.P., 155,625 shares held by C/S Venture Investors, L.P., 116,092 shares held by Carlyle Venture Coinvestment L.L.C. and 98,870 shares held by Carlyle U.S. Venture Partners, L.P., as well as 712,836 shares currently outstanding and 279,164 shares issuable upon exercise of outstanding warrants, all of which are exercisable within 60 days of May 1, 2003 at a weighted average exercise price of $1.48 per share held by B&T Enterprises, L.L.C., a limited liability company. TC Group, L.L.C., an affiliate of The Carlyle Group, is the manager of B&T Enterprises, L.L.C. and has sole control over the voting and disposition of the shares held by B&T Enterprises, L.L.C. TC Group, L.L.C. disclaims beneficial ownership of any of the shares held by B&T Enterprises, L.L.C. TCG Ventures, Ltd, an affiliate of The Carlyle Group, is the general partner of both Carlyle Venture Partners, L.P. and C/S Venture Investors, L.P. TCG Ventures, L.L.C., an affiliate of The Carlyle Group, is the general partner of both Carlyle Venture Coinvestment L.L.C. and Carlyle U.S. Venture Partners, L.P. The Carlyle Group’s address is 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004.

(5)	Includes 1,488,095 shares beneficially owned by Tribune Ventures, a division of Tribune Company, and 166,667 held directly by Mr. Oleszczuk. Mr. Oleszczuk is Senior Vice President, Corporate Development of Tribune Company, and, as such may be deemed to have voting and investment power over such shares. Mr. Oleszczuk disclaims beneficial ownership of these shares.

(6)	Tribune Ventures is a division of Tribune Company and is located at 435 North Michigan Avenue, Chicago, Illinois 60611.

(7)	Based solely on an amended Schedule 13G filed on February 12, 2003. Includes 710,000 shares to which Mr. Lynch has sole voting power and 695,000 with shared voting power. This includes shares beneficially owned by Mr. Lynch’s wife (Mrs. Lynch’s powers to vote or dispose are treated as if they belonged to Mr. Lynch for purposes of this statement), shares beneficially owned in two charitable lead trusts and a charitable remainder trust and shares beneficially owned in trust for Mr. Lynch’s children. Mr. Lynch’s principal offices are located at 82 Devonshire Street, S8A, Boston, Massachusetts 02109.

(8)	Includes 609,542 shares subject to options exercisable within 60 days of May 1, 2003. This figure also includes 50,000 shares of restricted stock that were granted in 2001 with restrictions lapsing monthly over two years and 50,000 shares issuable upon exercise of outstanding warrants, all of which are exercisable within 60 days of May 1, 2003 at an exercise price of $1.06 per share held by Birdwood Capital, L.L.C., a limited liability company.

(9)	Mr. Kernan is the Chairman and Chief Executive Officer of Lightspan Inc. Their corporate offices are located at 10140 Campus Point Drive, San Diego, CA 92121.

CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

     Set forth below is information with respect to our current executive officers:

Name	Age	Position
Eric J. Kuhn	32	Chief Executive Officer and Chairman of the Board

Jack M. Benson	36	Chief Financial Officer, Vice President for Corporate Development

The principal occupations and positions for at least the past five years of the executive officers named above are as follows:

Eric J. Kuhn – reference information included above under the caption “Board of Directors”.

Jack M Benson has served as our Chief Financial Officer, Vice President for Corporate Development and Secretary since 2001. He served as our Vice President for Finance and Operations from August 2000 to August 2001. From 1999 to August 2000, Mr. Benson was a Principal at Birdwood Capital, L.L.C., a venture consulting firm. Before joining Birdwood, Mr. Benson served as our Director of Strategic Partnerships. From 1997 to 1999, Mr. Benson was a consultant at Dean & Company, a strategic management consulting firm. Mr. Benson received a B.A. from Colgate University in 1988 and a M.B.A. from the Darden Graduate School of Business at the University of Virginia in 1997.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid to the Chief Executive Officer of the Company and to each of the other executive officers (the “Named Executive Officers”) for fiscal years 2000, 2001, and 2002.

		Annual			Long Term
		Compensation			Compensation Awards			Other

				Other Annual	Restricted Stock		# of Securities	All Other
			Bonus	Compensation	Stock		Underlying	Compensation
Name and Principal Position	Year	Salary ($)	($)	($)	Awards ($)		Options (#)	($)

Eric J. Kuhn	2002	180,000	36,000	—	—		350,000	900
Chief Executive Officer	2001	180,000	280,000	62,123(6)	31,285	(1)	200,000	600
	2000	168,333	—	—	21,840	(2)	107,913	2,000

Jack M Benson	2002	160,000	25,000		—		180,000	660
Chief Financial Officer	2001	143,333	30,000		9,395	(3)	410,500	900
	2000	72,667	—		—		235,500	375

Amy Buckley (5)	2002	153,333			—		—	863
Vice President	2001	97,282			9,395	(4)	297,000	338
	2000	122,458	—		—		157,000	900

(1)	On January 29, 2001, we sold 50,000 shares of our common stock at a price of $0.001 per share to Mr. Kuhn. On March 22, 2001 we sold 100,000 shares of our common stock at a price of $0.001 per share to Mr. Kuhn. These shares were issued with certain restrictions limiting or preventing their sale or transfer. The fair value of the underlying stock for the sale of common stock is in excess of the related sales or exercise price. As a result, we recorded non-cash compensation expense of $12,773 during fiscal year ending December 31, 2001 and $15,643 during fiscal year ending December 31, 2002. As of December 31, 2002, Mr. Kuhn held 485,417 restricted shares of common stock, valued at approximately $1.0 million based upon the closing market price of $2.07 on December 31, 2002. Contingent upon Mr. Kuhn’s continued employment with the Company, restrictions on the remaining 14,583 shares will lapse during fiscal year 2003.

(2)	On December 21, 2000, we sold 350,000 shares of our common stock at a price of $0.001 per share to Mr. Kuhn. These shares were issued with certain restrictions limiting or preventing their sale or transfer. The fair value of the underlying stock for the sale of common stock is in excess of the related sales or exercise price. As a result, we recorded non-cash compensation expense of $21,840 in December 2000.

(3)	On March 22, 2001 we sold 50,000 shares of our common stock at a price of $0.001 per share to Mr. Benson. These shares were issued with certain restrictions limiting or preventing their sale or transfer. The fair value of the underlying stock for the sale of common stock is in excess of the related sales or exercise price. As a result, we recorded non-cash compensation expense of $3,523 during fiscal year ending December 31, 2001 and $4,698 during fiscal year ending December 31, 2002. As of December 31, 2002, Mr. Benson held 43,750 restricted shares of common stock, valued at approximately $90,563 based upon the closing market price of $2.07 on December 31, 2002. Contingent upon Mr. Benson’s continued employment with the Company, restrictions on the remaining 6,250 shares will lapse during fiscal year 2003.

(4)	On March 22, 2001 we sold 50,000 shares of our common stock at a price of $0.001 per share to Ms. Buckley. These shares were issued with certain restrictions limiting or preventing their sale or transfer. The fair value of the underlying stock for the sale of common stock is in excess of the related sales or exercise price. As a result, we recorded non-cash compensation expense of $3,523 during fiscal year ending December 31, 2001 and $5,872 during fiscal year ending December 31, 2002. As of December 31, 2002, Ms. Buckley held 50,000 shares of common stock, valued at approximately $103,500 based upon the closing market price of $2.07 on December 31, 2002.

(5)	Ms. Buckley left the employ of the Company effective December 15, 2002.

(6)	Effective August 1, 1999, the Company sold 207,077 shares of its common stock to Mr. Kuhn in exchange for a $62,123 promissory note. On March 22, 2001 the Company cancelled Mr. Kuhn’s promissory note and forgave the full outstanding balance of $62,123.

Stock Option Grants In Fiscal Year 2002

	Individual Grants				Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term (1)

	Number of Securities Underlying	% of Total Options Granted to	Exercise
	Options	Employees	Price	Expiration	5%	10%
Name	Granted	in 2002	($/SH)	Date	($)	($)

Eric J. Kuhn	350,000	43%	$1.27	11/26/12	$661,331	$1,053,059
Jack M Benson	180,000	22%	$1.27	11/26/12	$340,113	$494,886
Amy Buckley (2)	—	—	—	—	—	—

(1)	The dollar amounts under these columns are the result of calculations based on the market price on the date of grant at the 5% and 10% rates required applicable regulations of the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Common Stock price.

(2)	Ms. Buckley left the employ of the Company effective December 15, 2002.

Option Exercise And Fiscal Year-End Option Values
2002 Fiscal Year-End Values

	Aggregated Option/SAR Exercises		Option Values

			Number of Securities Underlying Unexercised	Value of Unexercised
	Shares		Options	In-the-Money Options
	Acquired on	Value	at Fiscal Year-End (#)	at Fiscal Year-End ($)
Name	Exercise	Realized ($)	(Exercisable/Unexercisable)	(Exercisable/Unexercisable)

Eric J. Kuhn	—	—	568,363 / 573,072	$ 362,877 / $455,475
Jack M Benson	—	—	565,792 / 260,208	$ 783,672 / $261,906
Amy Buckley (1)	9,687	$8,718	374,594 / 100,969	$ 465,469 / $128,339

(1)	Ms. Buckley left the employ of the Company effective December 15, 2002.

Security Ownership of Certain Beneficial Owners and Management

On October 2, 1998, the Company adopted the 1998 Stock Plan, under which incentive stock options, non-qualified stock options or stock rights, or any combination thereof may be granted to the Company’s employees. There are 5.5 million shares authorized under the Stock Plan.

The following table summarizes equity compensation plans as of December 31, 2002.

Number of securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon		under equity
	exercise of	Weighted-average	compensation plans
	outstanding	exercise price of	(excluding
	options, warrants	outstanding	securities
	and rights	options, warrants	reflected in column
	(thousands)	and rights	(thousands)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,102	$2.25	893
Equity compensation plans not approved by security holders	—	—	—

Total	3,102		893

Comparison of Five – Year Cumulative Total Returns
Performance Graph for
VARSITY GROUP INC.

Produced on 05/05/2003 including data to 12/31/2002

Prepared byCRSP (www.crsp.uchicago.edu), Center for Research in Security Prices, Graduate School of Business, The University of Chicago. Used with permission. All rights reserved.                                                                                                                                                                                                            ©Copyright 2003

Agreements Regarding Employment

We have entered into an agreement with Mr. Kuhn.

Compensation. The compensation of Mr. Kuhn is determined by the board of directors provided that, according to his employment agreement, Mr. Kuhn will receive a salary of not less than $160,000 per year. Effective January 2003 the board of directors determined that Mr. Kuhn would receive an annual salary of $195,000. In addition, Mr. Kuhn is eligible for cash performance bonuses.

Stock Option Grants. The board of directors may grant stock options to Mr. Kuhn.

Termination of Agreements. Mr. Kuhn’s agreement may be terminated with or without cause by either Mr. Kuhn or us. If we terminate the agreement of Mr. Kuhn with cause, or if he resigns without good reason, he is only entitled to his base salary through the date of termination. If we terminate the agreement of Mr. Kuhn without cause or if Mr. Kuhn resigns for good reason, he is entitled to his base salary through the date of termination, together with his pro-rata bonus. In lieu of any further salary or bonus payments to Mr. Kuhn, we will pay an amount equal to twelve months’ salary, payable in twelve equal installments after termination of his employment. If there is a change in control of the Company, and if at anytime thereafter the employment of Mr. Kuhn is terminated without cause, or if Mr. Kuhn terminates his employment with good reason, we will pay his base salary through the date of termination at the rate in effect at the time, together with a pro-rata bonus. In lieu of any further salary or bonus payments to Mr. Kuhn, we will pay a severance payment in an amount equal to 150% of his base salary as of termination.

Noncompetition and Confidentiality. Mr. Kuhn may not compete with us or solicit our employees for a period of twelve months immediately following the termination of his relationship with us for any reason, whether with or without cause.

Confidentiality and Assignment of Inventions. Mr. Kuhn is also bound by a confidential information and invention assignment agreement that prohibits him from, among other things, disseminating or using confidential information about our business or clients in any way that would be adverse to us. Mr. Kuhn agreed to assign the Company all inventions, which he may develop during his employment.

REPORT OF THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS OF THE COMPANY ON EXECUTIVE COMPENSATION

Compensation Philosophy

The Compensation Committee reviews the performance and compensation levels for executive officers and sets salary and bonus levels and option grants under the Company’s incentive plans. The objectives of the Compensation Committee are to establish, review and modify as appropriate the compensation plan of the Chief Executive Officer of the Corporation, to review the recommendations of the Chief Executive Officer of the Corporation with respect to the compensation plan of all other executive officers, to grant options and any other rights under the Corporation’s Second Amended and Restated 1998 Stock Option Plan, and to perform such other duties as may be delegated by the Board.

Base Salary

Base salaries of the executive officers are established by evaluating the requirements of the position and the contribution of the executive with respect to Company performance and the executive’s responsibilities. In determining executive officer salaries, the Compensation Committee generally sets base salaries at or below competitive levels, with total potential compensation (including bonuses and stock options) targeted at or above competitive levels. The Compensation Committee relies on, among other things, recommendations from the Chief Executive Officer in making such determinations.

The base salary received by Mr. Kuhn, our Chief Executive Officer, during the fiscal year ending December 31, 2002 was $180,000.

Bonus Compensation

The Company paid annual cash bonuses to some of its executive officers based on several factors that the Compensation Committee considered relevant including performance. During fiscal year 2002, the Company awarded Mr. Kuhn cash bonuses totaling $36,000 for his ongoing services and performance. The Company may make additional cash bonuses to executive officers from time-to-time based on performance and other factors it considers relevant.

Long-Term Incentives

The Compensation Committee believes that equity ownership provides significant motivation to executive officers to maximize value for the Company’s stockholders and, therefore, periodically grants stock options under the Company’s incentive plans. The Compensation Committee determines the size and frequency of option grants for executive officers after consideration of recommendations of the Chief Executive Officer. Such recommendations are based upon the relative position and responsibilities of each executive officer, previous and expected contributions of each executive officer to the Company and previous option grants to such executive officers. Stock options granted to executive officers are generally incentive stock options with exercise prices that equal the fair market value of the Company’s Common Stock on the date of grant and vest in increments over a four-year period.

Section 162(M)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally sets a limit of $1 million on the amount of compensation paid to executive employees (other than enumerated categories of compensation, including performance-based compensation) that may be deducted by a publicly-held company. The Committee’s policy is to seek to qualify executive compensation for deductibility to the extent that such policy is consistent with the Company’s overall objectives and executive compensation policy. Compensation attributable to stock options granted under the Company’s stock incentive plans currently is excluded from the $1 million limit as “qualified performance-based compensation” under the rules contained in applicable Treasury regulations. None of the Company’s executive officers received compensation in 2002 in excess of the limits imposed under Section 162(m). The Compensation Committee intends to continue to qualify compensation attributable to stock options as “qualified performance-based compensation” within the meaning of Section 162(m).

COMPENSATION COMMITTEE

Allen Morgan Andrew Oleszczuk James Ulsamer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION AND CERTAIN TRANSACTIONS

No interlocking relationship exists between our board of directors and the board of directors and compensation committee of any other company, nor have such interlocking relationships existed in the past.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the 2002 fiscal year, we made certain restricted stock awards to members of our board of directors. For a more detailed discussion of these awards, see the Director Compensation section included with the Election of Directors section.

Transactions With Baker & Taylor

On July 10, 1998, we entered into an Equity Investment and Operating Agreement, and other related agreements, with Baker & Taylor, Inc., our principal supplier of textbooks, fulfillment, shipping and handling services and a supplier of promotional, customer service and data base management services. In consideration for Baker & Taylor’s fulfillment and drop-ship services and assistance in developing our product and customer base, we sold Baker & Taylor 535,714 shares of our common stock at par value and granted a warrant to purchase an additional 107,143 shares of our common stock at a weighted average exercise price of $2.33 per share. In accordance with this agreement, James S. Ulsamer was elected to our board.

In February 1999, we issued a warrant to Baker & Taylor, Inc. to purchase 5,950 shares of our common stock at an exercise price of $2.33 per share. In February 1999, we issued to Baker & Taylor a warrant to purchase 62,500 shares of our common stock at an exercise price of $0.22 per share. In addition, we converted a bridge loan note in the amount of $500,000 issued in December 1998 into 173,611 shares of our Series B preferred stock. In August 1999, Baker & Taylor transferred its ownership interest in the

Company to B&T Enterprises, L.L.C., a limited liability company owned by some of the stockholders of Baker & Taylor.

Effective October 1,1999, we entered into a new Operating Agreement with Baker & Taylor and amended the other agreements governing our operating relationship. The original term of this agreement expired on October 1, 2002. Consistent with the terms of this agreement, the agreement automatically renewed for one year as neither party notified the other of any intention not to renew 180 days prior to the initial expiration date. There is no automatic renewal provision in this agreement beyond the current renewal period that expires on October 1, 2003. This agreement is terminable upon up to 30 days’ notice by either party in the event of a default.

We believe the terms of our agreements with Baker & Taylor were on terms no more favorable than those that would have been agreed upon by third parties on an arm’s-length basis.

In connection with our business, Baker & Taylor billed the Company an aggregate of $13,903,451 for the Company’s fiscal year ending December 31, 2002, exclusive of freight costs.

Independent Accountants

Our Audit Committee has selected PricewaterhouseCoopers LLP to continue as its independent accountants for the fiscal year ending December 31, 2002. PricewaterhouseCoopers LLP has informed the Company that it has no material direct or indirect interest in the Company. Our board of directors initially appointed PricewaterhouseCoopers LLP as our independent accountants on October 8, 1999.

Audit Fees

PricewaterhouseCoopers LLP billed the Company an aggregate of $56,100 in fees for professional services rendered in connection with the audit of the Company’s financial statements for the most recent fiscal year and the reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q during fiscal 2002.

Financial Information Systems Design and Implementation Fees

Pricewaterhouse Coopers LLP did not bill the Company for any professional services rendered to the Company and its affiliates for fiscal 2002 in connection with financial information systems design or implementation, the operation of the Company’s information system or the management of its local area network.

All Other Fees

PricewaterhouseCoopers LLP did not bill the Company for any other services rendered to the Company and its affiliates for fiscal 2002.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Pursuant to rules of the Securities and Exchange Commission, in order for stockholder proposals to be included in the Company’s proxy statement and proxy for the 2004 annual meeting of stockholders, such proposals must be received by the Secretary of the Company at the Company’s principal office in Washington, D.C. no later than January 29,2004.

Any stockholder proposal not included in the proxy materials disseminated by the management of the Company for the Company’s 2004 annual meeting in accordance with Rule 14a-8 under the Exchange Act will be considered untimely for the purposes of Rules 14a-4 and 14a-5 under the Exchange Act if notice of the proposal is received after March 31, 2004. Management proxies will be authorized to exercise discretionary voting authority with respect to any stockholder proposal not included in such proxy materials for the Company’s annual meeting unless (a) the Company receives notice of such proposal by the date set forth above and (b) the conditions set forth in Rule 14a-4(c)(2)(i)-(iii) under the Exchange Act are met.

By Order of the Board of Directors,

/s/ Jack Benson

Jack Benson Secretary

Dated: May 30, 2003

STOCKHOLDERS ARE REMINDED TO SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Exhibit A

AMENDMENT

TO THE

SECOND AMENDED AND RESTATED 1998 STOCK OPTION PLAN

OF

VARSITY GROUP, INC.

     Pursuant to the authority reserved to the Board of Directors (the “Board”) of Varsity Group, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), under Sections 4 and 11 of the Second Amended and Restated 1998 Stock Option Plan of Varsity Group, Inc. (as amended, the “Plan”), the Board hereby amends the Plan as follows.

1. The first sentence of Section 4 of the Plan is amended and replaced in its entirety by the following:

“The number of shares of Incentive Stock that (a) may be issued in the aggregate by the Corporation under this Plan pursuant to the exercise of Options granted hereunder, or pursuant to an Award of Restricted Stock, and which (b) may be covered by SARs granted hereunder which have not expired unexercised, shall not be more than 7,000,000, plus, until the earlier of the termination of the Plan or December 31, 2010, an annual increase to be added on the day after each annual meeting of stockholders’ equal to the lesser of (i) three percent (3%) of the Corporation’s outstanding Shares on such date, (ii) seven hundred fifty thousand (750,000) Shares, or (iii) a lesser amount determined by the Board of Directors. Other than as provided by the preceding sentence, the number of Incentive Shares subject to the Plan may be increased only by a resolution adopted by the Board of Directors and approved within twelve (12) months after such adoption by the stockholders of the Corporation in accordance with state law.”

2. This amendment shall be submitted for approval at the annual meeting of stockholders of the Company scheduled to be held on June 26, 2003, or any postponement or adjournment thereof.

VARSITY GROUP INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 26, 2003.

The undersigned hereby appoints Eric Kuhn, attorney and proxy, with power of substitution and revocation, to vote, as designated below, all shares of Common Stock that the undersigned is entitled to vote, with all powers that the undersigned would possess if personally present at the Annual Meeting (including all adjournments thereof) of Stockholders of Varsity Group Inc. to be held at the Park Hyatt Washington, 24th Street at M Street, N.W., Washington, D.C. 20037, on June 26, 2003, at 10:30 a.m. local time.

Every properly signed proxy will be voted in the manner specified hereon. If no direction is made, this proxy will be voted FOR each nominee for director named on the reverse side and for the other matters described on the reverse side.

PLEASE VOTE, DATE, AND SIGN ON THE OTHER SIDE AND
RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be dated and signed on the reverse side.)

The board of directors recommends that you vote FOR the proposals.

[X] Please mark your votes as in this example

PROPOSAL 1:
Ratification of the selection of PricewaterhouseCoopers as Independent Auditor

[	] FOR	[	] AGAINST	[	] ABSTAIN

PROPOSAL 2:
Approval of amendment to Second Amended and Restated 1998 Stock Option Plan

[	] FOR	[	] AGAINST	[	] ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Change of address and/or comments mark here [   ]

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.

SIGNATURE:	SIGNATURE:	DATE:

NOTED: Please sign as name appears hereon. Joint owners EACH must sign. When signing as attorney, trustee, executor, administrator or guardian, please give your FULL title. If a corporation, please provide the full name of the corporation and the signature of the authorized officer signing on its behalf. If a partnership, please sign in partnership name by an authorized person.